EXHIBIT 99.1

                Cytec Announces Third Quarter Results

                    Full Year 2007 Outlook Updated

    WEST PATERSON, N.J.--(BUSINESS WIRE)--Oct. 18, 2007--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the third quarter of 2007 of $52.4 million or $1.06 per diluted share on net sales of $875 million. Included in the quarter is an after-tax net restructuring charge of $2.2 million or $0.05 per diluted share and a tax benefit of $3.5 million or $0.07 per diluted share as described later in this release. Excluding these items, net earnings were $51.1 million or $1.04 per diluted share.

    Net earnings for the third quarter of 2006 were $25.1 million or $0.52 per diluted share on net sales of $863 million. Included in that quarter were several special items as outlined later in this release. Excluding these special items, net earnings were $42.5 million or $0.87 per diluted share.

    David Lilley, Chairman, President and Chief Executive Officer said, "Our third quarter results reflect the continuing improvement in our Surface Specialty segment due to an improved product mix and the benefits of our efficiency and improvement initiatives. The Engineered Materials segment continues to benefit from the higher selling volumes. As expected, interest expense is lower due to our reduced debt levels."

    Cytec Performance Chemicals Sales decreased 22% to $181 million; Operating Earnings decreased to $18.3 million

    Mr. Lilley continued, "In Cytec Performance Chemicals, the divestiture of the water treatment chemicals product line reduced sales by 24%, base selling volumes and selling prices were flat and exchange rate changes increased sales 2%.

    "Operating earnings decreased 12% to $18.3 million primarily due to the sale of the water treatment business and lower earnings in the Polymer Additives product line.

    Cytec Surface Specialties Sales increased 8% to $413 million;
Operating Earnings increased to $31.2 million

    "In Cytec Surface Specialties, selling volumes decreased 3%, selling prices increased 6% and exchange rate changes increased sales 5%. Higher volumes in water-borne resins were more than offset by lower volumes primarily in solvent-borne and amino crosslinking resins. Solvent-borne sales were impacted by the 2006 shutdown of our unprofitable manufacturing facility in France which led us to discontinue certain products and our conversion of certain solvent-borne manufacturing assets to produce more profitable water-borne products. We did continue to experience weak demand in North America and saw a softening in Europe towards the latter half of the quarter.

    "Operating earnings increased 66% to $31.2 million primarily due to the higher selling prices more than offsetting the increase in raw material costs, a more favorable product mix plus the positive impact of our efficiency and improvement initiatives begun in prior periods.

    Cytec Engineered Materials Sales increased 7% to $162 million; Operating Earnings increased to $28.8 million

    "Cytec Engineered Materials selling volumes increased 5%, selling prices increased sales 1% and exchange rate changes increased sales by 1%. The selling volume increase was primarily due to higher build rates in the large commercial aircraft, high performance automotive and business jet sectors.

    "Operating earnings improved 8% to $28.8 million, primarily due to the higher selling volumes which is partially offset by higher raw material and manufacturing costs plus planned increases in selling and technical and research expenses as we continue to invest in future opportunities.

    Building Block Chemicals Sales increased 24% to $119 million;
Operating earnings decreased to $9.4 million

    "In Building Block Chemicals, the divestiture of the acrylamide product line decreased sales by 19%. Excluding the effect of the divestiture, selling volumes increased by 36%, of which 26% is related to the sale of acrylonitrile to the purchaser of the acrylamide product line. The remainder is primarily due to higher selling volumes of melamine in North America and Europe. Selling prices increased by 7% and the impact of exchange rate changes was neutral.

    "Operating earnings decreased to $9.4 million compared to $10.1 million in the same period of 2006. Included in 2006 is a net benefit of approximately $2.7 million related to a payment from our former melamine joint venture partner for early termination of the manufacturing joint venture. Excluding this amount from 2006 operating earnings, the improvement in 2007 is due to increased margins in acrylonitrile and melamine."

    Corporate and Unallocated

    David M. Drillock, Vice President and Chief Financial Officer, commented, "During the quarter, we recorded a pre-tax restructuring charge of $2.8 million, principally in manufacturing cost of sales, with the breakdown as follows.

    - Approximately $1.3 million relates to a restructuring of our polymer additive manufacturing operations in West Virginia. The total amount of restructuring expense is estimated to be approximately $5.5 million and the remaining amount is expected to occur and recorded over the next three quarters. This action involves the reduction of 63 positions and the exit of several mature products in our polymer additives product line. This initiative is expected to improve the cost competitiveness of the site and to focus our efforts on our differentiated products.

    - Approximately $0.8 million relates to a restructuring of our Liquid Coating resins manufacturing facility in Connecticut. The total amount of restructuring expense is estimated to be $1.8 million and the remaining amount is expected to occur and recorded over the next three quarters. This action involves the reduction of approximately 35 positions and the exit of a mature product line. Our focus at this site is to improve the cost competitiveness of the remaining product lines and complete the construction of our waterborne resins manufacturing facility and begin manufacturing in the first half of 2008.

    - Approximately $0.7 million of this amount is related to the shutdown of our manufacturing operations in France which were expected but not accruable under accounting rules as part of the charge taken in the fourth quarter of 2006."

    Included in Corporate and Unallocated in the third quarter of 2006 were the following pre-tax amounts:

    - An asset impairment charge of $15.4 million related to our manufacturing site in Dijon, France which produced solvent-borne alkyds and solvent-borne acrylics primarily for the European market.

    - A restructuring charge of $1.1 million, which was primarily recorded in cost of sales and selling and technical services related to headcount reductions in Specialty Chemicals. Also included in administrative expense are integration costs of $0.2 million related to the Surface Specialties acquisition.

    - A charge of $2.2 million recorded in manufacturing cost of sales related to a detailed update of our asbestos contingent liabilities.

    Interest Expense

    Mr. Drillock commented, "Interest expense, net was reduced 28% from the prior year quarter reflecting the continued good progress we have made in reducing our debt levels."

    Income Tax Expense

    Mr. Drillock added, "Our tax provision for the third quarter of 2007 was $18.4 million, or 26.0%, on our earnings before income taxes. Included in the amount is a benefit of $3.5 million as a result of recently enacted tax legislation that lowered the German corporate tax rate beginning in 2008, which led to a corresponding adjustment to our deferred taxes for this jurisdiction. Also impacting the rate for the quarter was our inability to recognize any tax benefit on the French restructuring charge due to continuing losses at our French entity, similar to the tax treatment of the French restructuring charges recorded in prior periods. Excluding these items, our 2007 annual effective tax rate is 30.25%. This is slightly higher than the previously reported underlying annual effective tax rate of 29.75% due to changes in our earnings mix by entity.

    "Our underlying effective tax rate for the third quarter of 2007 of 30.25% is higher than the underlying rate for the third quarter of 2006 of 27.5% due to the effect of the divestiture of the water treatment chemicals and acrylamide product lines, unfavorable changes in U.S. tax laws regarding manufacturing export incentives and the aforementioned change in profitability mix by entity."

    Cash Flow

    Mr. Drillock commented further, "Cash flow provided by operations was $104 million for the quarter and $195 million year to date. For the quarter, trade accounts receivable dollars decreased $6 million and days outstanding were approximately 59, up slightly from the prior quarter end. Inventory dollars decreased slightly and days in inventory are 73, flat from the prior quarter end. Capital spending for the quarter was $26 million bringing our year to date total to $66 million. We have reduced our full year estimate for capital spending to be in a range of $100-$110 million down from a range of $130-140 million partially as a result of extending the assessment phase of the carbon fiber plant expansion in Greenville, S.C. Our growth expansion projects in specialty chemicals are on track and we continue to find ways to improve our cost effectiveness and capacity through lean manufacturing and six sigma projects.

    "During the quarter we purchased 372 thousand shares of our common stock for approximately $24.5 million. For the nine months year to date we have purchased 805 thousand shares of our common stock for approximately $50 million leaving about $19 million remaining on our current authorization. We expect to continue our stock buyback program through year end."

    Full Year 2007 Outlook

    Mr. Lilley commented, "Our results to date strengthen our convictions that we are on the right track. We are continuing our efforts to improve the underlying profitability of the Specialty Chemical segments and the two restructurings announced this quarter are further evidence of our path to improved and sustainable profitability. On the demand side, our expectation is for North America to be weak and we are watching demand in Europe closely as the latter part of the third quarter indicated a softening. Overall, the increasing demand for environmentally friendly coatings continues. Raw material costs continue as a headwind. Methanol is spiking again, oil is over $80 per barrel and propylene is at an all-time high. We are raising prices to attempt to cover the higher raw material costs. In Building Block Chemicals, we expect the markets for acrylonitrile and melamine to remain tight and thus we retain our ability to pass through much of the higher raw material costs. In the Engineered Materials segment, we continue to meet the higher demand levels and work on projects for future growth.

    "Taking into account our strong third quarter results, we remain on track despite the headwinds of softening demand in North American and Europe in addition to increasing raw material costs. The result of our effort is that we are updating our 2007 full year adjusted diluted earnings per share estimate to a range of $3.70 to $3.80 from a previous range of $3.60 to $3.80."

    In closing, Mr. Lilley commented, "While we can't control the external economic factors, we are focused on our efforts to improve our businesses and the momentum continues. We believe we are creating a strong base for future growth which should benefit all our stakeholders."

    Nine Month Results

    Net earnings for the nine months ended September 30, 2007 were $158.9 million or $3.23 per diluted share on sales of $2,603 million. Included in the results for the nine months ended September 30, 2007 were - (a) net restructuring charges of pre-tax $5.4 million (after-tax $4.8 million or $0.10 per diluted share), (b) a pre-tax gain of $15.7 million (after-tax $15.3 million or $0.31 per diluted share) as a result of completing the third phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group, (c) a tax benefit of $3.5 million or $0.07 per diluted share related to recently enacted legislation in an international jurisdiction. Excluding these items, net earnings were $144.9 million or $2.94 per diluted share.

    Net earnings for the nine months ended September 30, 2006 were $111.7 million or $2.30 per diluted share on sales of $2,536 million. Included in the results for the nine months ended September 30, 2006 were - (a) asset impairment charge of pre-tax $15.4 million (after-tax $14.8 million or $0.31 per diluted share), (b) net restructuring charges of pre-tax $23.4 million (after-tax $16.5 million or $0.34 per diluted share), (c) a pre-tax $15.7 million (after-tax $12.5 million or $0.26 per diluted share) gain related to resolution of a legal dispute, (d) a pre-tax charge of $1.3 million (after-tax $0.9 million or $0.02 per diluted share) for integration expenses related to the Surface Specialties acquisition, (e) a pre tax charge of $2.2 million (after-tax $1.6 million or $0.03 per diluted share) related to a contingent liability study/update, (f) a reduction in income tax expense of $3.5 million or $0.07 per diluted share relating to the completion of prior years tax audits, and (g) the cumulative effect of an accounting change after-tax charge of $1.2 million or $0.02 per diluted share related to the adoption of SFAS 123R. Excluding these items, net earnings were $130.7 million or $2.69 per diluted share.

    Investor Conference Call to be Held on October 19, 2007 11:00 A.M.
ET

    Cytec will host their third quarter earnings release conference call on October 19, 2007 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.

    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on October 19, 2007 until November 9, 2007 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International)
and entering access code 3684059. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (Dollars in millions, except per share amounts)

                                      Three Months
                                          Ended      Nine Months Ended
                                      September 30,    September 30,
                                      2007    2006     2007     2006
                                     ---------------------------------

Net sales                            $ 875.1 $ 863.4 $2,602.6 $2,535.9
Manufacturing cost of sales            683.8   698.3  2,045.6  2,032.2
Selling and technical services          52.3    54.9    155.3    161.8
Research and process development        18.0    18.4     55.5     54.5
Administrative and general              29.2    25.8     84.4     76.7
Amortization of acquisition
 intangibles                             9.7    10.6     28.6     28.7
Gain on sale of assets held for sale       -       -     15.7        -
Earnings from operations                82.1    55.4    248.9    182.0
Other income (expense), net            (1.4)   (1.2)      0.1     13.0
Equity in earnings of associated
 companies                               0.5     0.8      0.9      2.5
Interest expense, net                   10.4    14.5     31.9     43.7
Earnings before income taxes and
 cumulative effect of accounting
 change                                 70.8    40.5    218.0    153.8
Income tax provision                    18.4    15.4     59.1     40.9
Earnings before cumulative effect of
 accounting change                      52.4    25.1    158.9    112.9
Cumulative effect of accounting
 change (net of income tax benefit
 of $0.7)                                  -       -        -    (1.2)
Net earnings                         $  52.4 $  25.1 $  158.9 $  111.7

Basic net earnings per common share:
Earnings before cumulative effect of
 accounting change                   $  1.09 $  0.53 $   3.30 $   2.39
Cumulative effect of accounting
 change, net of taxes                      -       -        -   (0.03)
----------------------------------------------------------------------
Net earnings                         $  1.09 $  0.53 $   3.30 $   2.36

Diluted net earnings per common
 share:
----------------------------------------------------------------------
Earnings before cumulative effect of
 accounting change                   $  1.06 $  0.52 $   3.23 $   2.32
Cumulative effect of accounting
 change, net of taxes                      -       -        -   (0.02)
----------------------------------------------------------------------
Net earnings                         $  1.06 $  0.52 $   3.23 $   2.30

Dividends per common share           $  0.10 $  0.10 $   0.30 $   0.30

Weighted average shares outstanding
 (000 omitted)
----------------------------------------------------------------------
    Basic                             48,186  47,623   48,166   47,321
----------------------------------------------------------------------
    Diluted                           49,330  48,699   49,246   48,489
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
   CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS
                                SEGMENT
                        (Millions of dollars)

                Three Months Ended          Nine months Ended
                  September 30,               September 30,
               --------------------     -------------------------
                2007         2006          2007         2006
               -------      -------     ---------- --------------

Net sales
---------------

Cytec
 Performance
 Chemicals
  Sales to
   external
   customers   $180.7       $233.0      $   544.6       $  688.6
  Intersegment
   sales          1.1          1.3            4.8            5.2

Cytec Surface
 Specialities   413.0        383.6        1,237.0        1,148.3

Cytec
 Engineered
 Materials      162.2        150.9          492.3          441.6

Building Block
 Chemicals
  Sales to
   external
   customers    119.2         95.9          328.7          257.4
  Intersegment
   sales          8.8         20.8           26.8           67.2
               -------      -------      ---------      ---------
Net sales from
 segments       885.0        885.5        2,634.2        2,608.3
Elimination of
 intersegment
 revenue         (9.9)       (22.1)         (31.6)         (72.4)
               -------      -------      ---------      ---------

Total          $875.1       $863.4      $ 2,602.6       $2,535.9
----------------------------------------------------------------------

                      % of         % of            % of          % of
                      sales        sales           sales         sales
                      -----        -----           -----         -----
Earnings (loss)
 from
 operations
---------------

Cytec
 Performance
 Chemicals     $ 18.3   10% $ 20.8    9% $   54.9   10% $   56.8    8%
Cytec Surface
 Specialties     31.2    8%   18.8    5%     79.7    6%     78.0    7%
Cytec
 Engineered
 Materials       28.8   18%   26.7   18%     96.2   20%     78.8   18%
Building Block
 Chemicals        9.4    7%   10.1    9%     16.6    5%     16.3    5%
               -------      -------      ---------      ---------

Earnings from
 segments        87.7   10%   76.4    9%    247.4    9%    229.9    9%

Corporate and
 Unallocated
 (1)             (5.6)       (21.0)          (1.5)         (47.9)
               -------      -------      ---------      ---------

Total          $ 82.1    9% $ 55.4    6% $  248.9    9% $  182.0    7%
----------------------------------------------------------------------

    Notes:

    1. In the third quarter of 2007 Corporate and Unallocated includes a net restructuring charge of $2.8 million. In the first nine months of 2007 Corporate and Unallocated includes a net restructuring charge of $5.4 million and a $15.7 million gain as a result of completing the third phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group.

    In the third quarter of 2006 Corporate and Unallocated includes an asset impairment charge of $15.4 million, a net restructuring charge of $1.1 million and $0.2 for integration costs related to the Surface Specialties acquisition. In the first nine months of 2006 Corporate and Unallocated includes a net restructuring charge of $23.4 million, an asset impairment charge of $15.4 million, $1.3 for integration costs related to the Surface Specialties acquisition, a $2.2 million charge related to a contingent liability study update and gain of $15.7 million related to resolution of a legal dispute.

                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
           (Dollars in millions, except per share amounts)
                                            September 30, December 31,
                                                2007          2006
                                            --------------------------
Assets
Current assets
  Cash and cash equivalents                         $68.7        $23.6
  Trade accounts receivable, less allowance
   for doubtful accounts of $4.6 and $5.1 at
   September 30, 2007 and December 31, 2006,
   respectively                                     584.3        510.3
  Other accounts receivable                          63.4         81.5
  Inventories                                       498.7        474.6
  Deferred income taxes                               9.0          9.2
  Other current assets                               21.6         15.4
  Assets held for sale                                1.4         38.8
----------------------------------------------------------------------
Total current assets                              1,247.1      1,153.4

Investment in associated companies                   22.4         23.3

Plants, equipment and facilities, at cost         1,987.0      1,895.5
     Less: accumulated depreciation               (970.1)      (897.0)
       Net plant investment                       1,016.9        998.5
Acquisition intangibles, net of accumulated
 amortization of $126.6 and $92.1 at
 September 30, 2007 and December 31, 2006,
 respectively                                       481.8        486.1
Goodwill                                          1,082.2      1,042.5
Deferred income taxes                                25.8         33.2
Other assets                                         97.4         93.5
----------------------------------------------------------------------
Total assets                                     $3,973.6     $3,830.5
----------------------------------------------------------------------

Liabilities
Current liabilities
  Accounts payable                                 $304.3       $298.8
  Short-term borrowings                              47.3         41.8
  Current maturities of long-term debt              101.2          1.4
  Accrued expenses                                  203.5        203.8
  Income taxes payable                               12.3         39.3
  Deferred income taxes                              12.5          2.0
  Liabilities held for sale                           0.5         16.3
----------------------------------------------------------------------
     Total current liabilities                      681.6        603.4
Long-term debt                                      705.2        900.4
Pension and other postretirement benefit
 liabilities                                        342.0        371.1
Other noncurrent liabilities                        321.8        273.6
Deferred income taxes                               108.9        105.3

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                    0.5          0.5
Additional paid-in capital                          269.6        258.5
Retained earnings                                 1,484.4      1,339.6
Accumulated other comprehensive income
 (loss)                                              86.1        (5.7)
Treasury stock, at cost 428,748 shares in
 2007 and 510,006 shares in 2006                   (26.5)       (16.2)
----------------------------------------------------------------------
Total stockholders' equity                        1,814.1      1,576.7
----------------------------------------------------------------------
Total liabilities and stockholders' equity       $3,973.6     $3,830.5
----------------------------------------------------------------------

                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                        (Dollars in millions)

                                                     Nine Months Ended
                                                       September 30,
                                                       2007     2006
                                                     -----------------

Cash flows provided by (used in) operating activities
Net earnings                                         $  158.9 $  111.7
Non cash items included in net earnings:
  Depreciation                                           74.6     84.5
  Amortization                                           33.3     31.3
  Share-based compensation                               10.0      8.8
  Deferred income taxes                                  14.8      7.7
  Gain on sale of assets                               (15.7)        -
  Asset impairment charges                                  -     25.3
  Cumulative effect of accounting change, net of
   taxes                                                    -      1.9
  Other                                                   2.5      3.2
Changes in operating assets and liabilities,
 excluding effects of divestiture:
  Trade accounts receivable                            (51.3)   (58.4)
  Other receivables                                      16.7      7.3
  Inventories                                           (5.0)   (48.4)
  Other assets                                          (3.8)      0.7
  Accounts payable                                      (5.9)     10.5
  Accrued expenses                                      (0.8)   (10.5)
  Income taxes payable                                  (9.2)    (9.4)
  Other liabilities                                    (24.6)    (5.0)
----------------------------------------------------------------------
Net cash provided by operating activities               194.5    161.2
----------------------------------------------------------------------
Cash flows provided by (used in) investing activities
  Additions to plants, equipment and facilities        (65.7)   (62.2)
  Proceeds received on sale of assets                    30.2        -
----------------------------------------------------------------------
Net cash used in investing activities                  (35.5)   (62.2)
----------------------------------------------------------------------
Cash flows provided by (used in) financing activities
  Proceeds from long-term debt                          222.0    188.7
  Payments on long-term debt                          (319.6)  (364.6)
  Change in short-term borrowings                         4.9    (0.7)
  Cash dividends                                       (14.4)   (14.1)
  Proceeds from the exercise of stock options            31.8     40.5
  Purchase of treasury stock                           (49.6)        -
  Excess tax benefits from share-based payment
   arrangements                                           8.5      9.4
  Other                                                   0.1    (0.1)
----------------------------------------------------------------------
Net cash used in financing activities                 (116.3)  (140.9)
----------------------------------------------------------------------
Effect of currency rate changes on cash and cash
 equivalents                                              2.4      2.6
----------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents         45.1   (39.3)
Cash and cash equivalents, beginning of period           23.6     68.6
----------------------------------------------------------------------
Cash and cash equivalents, end of period             $   68.7 $   29.3
----------------------------------------------------------------------

                        Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                Three Months Ended September 30, 2007
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $   52.4 $  1.06
- Net restructuring charge                                 2.2    0.05
- Tax benefit due to Germany tax rate change             (3.5)  (0.07)
                                                      -------- -------
Non-GAAP Net Earnings                                 $   51.1 $  1.04
                                                      ======== =======

                Three Months Ended September 30, 2006
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $   25.1 $  0.52
- Asset impairment charge                                 14.8    0.30
- Net restructuring charge                                 0.8    0.02
- Integration costs                                        0.2       -
- Charge related to contingent liability study             1.6    0.03
                                                      -------- -------
Non-GAAP Net Earnings                                 $   42.5 $  0.87
                                                      ======== =======

                        Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                 Nine months Ended September 30, 2007
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $ 158.9  $ 3.23
- Net restructuring charge                                4.8    0.10
- Gain on sale of product lines                         (15.3)  (0.31)
- Tax benefit due to Germany tax rate change             (3.5)  (0.07)
                                                      -------- -------
Non GAAP Net Earnings                                 $ 144.9  $ 2.94
                                                      ======== =======

                 Nine months Ended September 30, 2006
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                     $ 111.7  $ 2.30
- Asset impairment charge                                14.8    0.31
- Net restructuring charge                               16.5    0.34
- Integration costs                                       0.9    0.02
- Charge related to contingent liability study            1.6    0.03
- Gain on resolution of legal dispute                   (12.5)  (0.26)
- Income tax benefit related to completion of prior
 years audits                                            (3.5)  (0.07)
- Cumulative effect of accounting change                  1.2    0.02
                                                      -------- -------
Non GAAP Net Earnings                                 $ 130.7  $ 2.69
                                                      ======== =======


    CONTACT: Cytec Industries Inc.
             Jodi Allen, 973-357-3283